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Exhibit 99.3

Internap Names Communications Industry Veteran
Gene Eidenberg As New CEO

Seattle, WA—July 25, 2001—Internap Network Services (Nasdaq: INAP), the leading intelligent routing services provider, announced today that Eugene Eidenberg, Chairman of the Board, has been named CEO while the Board searches for the next long-term CEO. Anthony Naughtin will continue to serve on Internap's Board of Directors.

"At Internap, we have the people, products, technology, customers, and now the capital, to take us to profitability," said Gene Eidenberg, Chairman and CEO of Internap Network Services. "Even in this difficult economy, with the resulting higher-than-normal customer churn, Internap continues to generate strong sales growth while we renew our focus on reducing costs and cash burn."

"I'm excited to keep Internap moving forward to build upon the momentum that Tony began," said Eidenberg. "He has had the determination and vision to take Internap from a concept to one of the most important and innovative companies pioneering service quality for the public Internet."

"Gene's strong operating experience in the communications industry, combined with his working knowledge of Internap, make him ideally suited to lead our company through this important transition from entrepreneurial management to senior management that will take Internap to its full potential," said Tony Naughtin, Co-Founder and Director of Internap.

Eugene Eidenberg has served as a Director and Chairman of Internap's Board of Directors since November 1997. Most recently, Mr. Eidenberg was a Founder and Managing Director of Granite Ventures, previously known as H&Q Venture Associates, where he served as a Principal since 1998. Prior to that, Mr. Eidenberg was an Advisory Director at Hambrecht & Quist. Before joining Hambrecht & Quist, Mr. Eidenberg served for 12 years in a number of senior operating management positions with MCI Communications, including Executive Vice President/Group Executive for MCI's international businesses, Executive Vice President for Strategic Planning and Corporate Development, President of MCI's Pacific Division and Senior Vice President for Regulatory and Public Policy. From 1987 to 1990, Mr. Eidenberg was President and CEO of Macrovision. Mr. Eidenberg also served in the Carter Administration as Secretary to the Cabinet and Assistant to the President.

Internap's conference call will be held today, Wednesday, July 25, 2001 at 5:00 PM Eastern, 2:00 PM Pacific. The dial-in numbers are 888-889-1954 for domestic calls and 712-257-2275 for international calls. The passcode is Internap, and no RSVP is required. The replay numbers are 800-842-6143 for domestic calls and 402-280-9943 for international calls. No passcode required. A live webcasting of the call will also be made available. Please visit our website www.internap.com/investor_services for the hyperlink or for further information.

The conference call and webcast replays, including a written transcript, will be made available until Wednesday, August 1, 2001 at 5:00 PM Pacific.

Internap Investor Services Contact Tim Hanson Internap Network Services 206-262-3742 thanson@internap.com	Internap Media Contact Bill Hankes Internap Network Services 206-262-3737 bhankes@internap.com

About Internap

Founded in 1996 in Seattle, Internap provides Internet connectivity that is faster and more reliable than conventional Internet service. Internap's patented route management technology provides direct data transmission across the major Internet backbones through a single connection from a customer's network to one of Internap's Service Points. Internap's customers bypass congestion points on the

Internet, avoiding packet loss, latency and other difficulties that can plague conventional Internet connectivity. Internap services are currently available in numerous key markets throughout the United States including Atlanta, Boston, Chicago, Los Angeles, New York, San Jose and Seattle. Major companies and networks served by Internap include The Nasdaq Stock Market, Datek Online, Colgate Palmolive, Earthlink, Travelocity and many others. Internap® and P-NAP® are registered trademarks of Internap. All other trademarks and brands are the property of their respective owners. For more information, visit www.Internap.com.

"Safe Harbor" Statement

This release may contain projections or other forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Internap with the SEC, including without limitation its Report on Form 10-Q for the quarter ended March 31, 2001 and Report on Form 10-K for the year ended December 31, 2000 and any later periodic reports, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, among other things, Internap's history of operating losses and expected future losses, Internap's limited operating history, fluctuations in Internap's quarterly operating results, Internap's need for additional capital, Internet infrastructure and regulatory changes, volatility of stock price, deployment of new Service Points, integration of acquired businesses and rapid technological and market change. All forward-looking statements are based on information available to Internap on the date hereof, and Internap assumes no obligation to update such statements.

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Internap Names Communications Industry Veteran Gene Eidenberg As New CEO